Exhibit 10.38
January 23, 2008
Michael J. Simms
1879 Los Altos Drive
San Mateo, CA 94402
Dear Mike:
On behalf of Alexza Pharmaceuticals, we are pleased to offer you the position in the company as Senior Vice President, Operations and Manufacturing, reporting to the President and CEO, Tom King. This is a Corporate Officer and Executive Team member, and full-time offer to work at the new Alexza Pharmaceuticals facilities located on Stierlin Court in Mountain View, California, beginning on or about February 18, 2008 (actual date to be determined). This offer is contingent upon any pre-employment background check required for DEA and other regulatory agency compliance. To facilitate these requirements, please complete and sign the enclosed background check release form.
Your initial monthly base salary will be $26,250.00 payable in accordance with the Company’s customary payroll practice for salaried exempt positions. This equates to base compensation of $315,000 on an annualized basis. We are in the process of finalizing our 2008 Bonus Plan with our Board of Directors and you would be eligible to participate in that plan at the Senior Vice President level. We anticipate the plan to be similar to our 2007 plan. That plan was based upon the achievement of a combination of our corporate goals, as well as your personal and department goals established and agreed upon by yourself and your manager, with the opportunity to earn up to 45% of your earned salary for 2008. In the event that we do not put a bonus plan in place during 2008, we will guarantee a 35% bonus payout of your earned salary for 2008. We will also provide you a signing bonus of $50,000 (less applicable payroll taxes) and would be payable in the first pay period after your start date.
We will also grant you an option to purchase 175,000 shares of common stock. This option grant will be subject to all the standard terms and conditions of the Alexza 2005 Equity Incentive Plan. The option will vest over a 48-month period, with 1/4 of the shares vesting after 12 months and the remainder vesting on a monthly basis thereafter.
You will also be eligible to participate in our Employee Stock Purchase Plan, which is a payroll deduction plan that offers eligible employees the opportunity to purchase Alexza common stock at a discount to the market price. Participants may authorize after-tax deductions of up to 20% of their base compensation for the purchase of stock under the 2005 Employee Stock Purchase Plan. Detailed provisions of the Plan are outlined in the Plan Document.

In addition, as a Senior Vice President at Alexza, you will execute a Severance Agreement that will entitle you to a severance benefit upon a change of control of Alexza on the terms and conditions described in our public filings.
Should you decide to accept our offer, you will be an “at-will” employee of Alexza. This means that either you or Alexza may terminate the employment relationship with or without cause at any time. Participation in any benefit, compensation or bonus program does not change the nature of the employment relationship, which remains “at-will”. The Vice President positions have “change of control” provisions as outlined in Alexza corporate documents.
To enable Alexza to safeguard its proprietary and confidential information, it is a condition of your employment that you sign Alexza’s standard Employee Invention Assignment and Confidentiality Agreement. A copy of this agreement is enclosed for your review and signature. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that Alexza does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.
As an executive with over over 20 years previous work history, you will be eligible for 20 days of flexible time off (vacation plus sick leave) during your first year of employment, following your three-month anniversary of full-time employment.
You will also be eligible for medical, dental, vision and life insurance for yourself and your immediate family. Alexza Pharmaceuticals sponsors a 401(k) plan to which employees can make contributions. You will be eligible to participate in this 401(k) plan on the first day of the month coincident with or following your day of hire. Upon acceptance of this offer of employment, we will provide the materials to you to apply for coverage under Alexza Pharmaceuticals’ health insurance plan.
This letter contains our complete understanding and agreement regarding the terms of your employment by Alexza and supersedes in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter. This binding agreement may only be amended in a writing signed by both you and the Company, although it is understood that Alexza may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships.
If you agree with the terms of this offer letter, please sign below and fax this page along with the completed Background Check Authorization Form to Alexza Pharmaceuticals at (650) 687-6698 by January 30, 2008, upon which date this offer expires. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter.

We look forward to a long and mutually rewarding relationship with you as a member of the Alexza team. With very best regards.
Sincerely,
/s/ Emily Lee Kelly
Emily Lee Kelley
Vice President, Human Resources
ekelley@alexza.com
Accepted and Agreed:

/s/ Michael S. Simms	1/28/08

Michael S. Simms	Date
Alexza Pharmaceuticals, Inc.
1020 East Meadow Circle
Palo Alto, CA 94303